Exhibit 99.1

AFFORDABLE RESIDENTIAL COMMUNITIES INC. ANNOUNCES

STOCKHOLDER APPROVAL OF SALE OF COMMUNITIES BUSINESS

- Company to Issue Second Quarter 2007 Earnings on August 7, 2007 -

ENGLEWOOD, Colo., July 27, 2007—Affordable Residential Communities Inc. (NYSE: ARC) today announced that the Company has received stockholder approval for the sale of its manufactured home communities business, including the operating assets used in the Company’s manufactured home communities business and its manufactured home retail sales and financing businesses to American Residential Communities LLC, an affiliate of Farallon Capital Management, L.L.C. and Helix Funds LLC.

All necessary approvals and closing conditions are anticipated to be received or met for this transaction by, and the closing is scheduled for, July 31, 2007.

Separately, the Company announced that it will issue a press release announcing earnings for the second quarter 2007 on Tuesday, August 7, 2007, after the market close and that it will not hold an earnings conference call this quarter.

About Affordable Residential Communities Inc.

Affordable Residential Communities Inc. (“ARC”), headquartered in Englewood, CO, owned and operated approximately 57,264 homesites located in 276 communities in 23 states (including one community classified as discontinued operations), as of March 31, 2007. The Company also has a property and casualty insurance operation located in Waco, Texas. ARC is focused on operating primarily all-age manufactured home communities and providing fire and homeowners insurance for low value dwellings and manufactured homes.

About Farallon Capital Management, L.L.C.

Farallon Capital Management, L.L.C. ("Farallon") is a global, San Francisco-based investment management company that manages discretionary equity capital of more than $26 billion, largely from institutional investors such as university endowments, foundations, and pension plans. Farallon was founded in March 1986 by Thomas F. Steyer. Farallon invests in public and private debt and equity securities, direct investments in private companies and real estate. Farallon invests in real estate across all asset classes around the world, including the United States, Europe, Latin America and India. More information about Farallon may be found at www.faralloncapital.com.

About Helix Funds LLC

Farallon's joint venture in the acquisition of ARC's manufactured home community business is Helix Funds LLC ("Helix Funds"), a Chicago-based private real estate investment management company who collectively has more than 40 years of experience in the manufactured home community business, including the acquisition of more than 75 communities across the United States. Helix Funds was founded by David Helfand, formerly the President and Chief Executive Officer of Equity Lifestyle Properties. For more information on Helix Funds, please go to www.helixfunds.com.

Contact:

Investor Contact:

Larry Willard, 866-847-8931

Chief Executive Officer

investor.relations@aboutarc.com

or

Integrated Corporate Relations, Inc.

Brad Cohen, 203-682-8211